EXHIBIT 15.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in previously filed Registration Statements of Korea Electric Power Corporation (“KEPCO”) on Form F-3 (No. 33-99550 and No. 333-9180) of our report dated May 3, 2002 (which report expresses an unqualified opinion and includes explanatory paragraph relating to the establishment of Korea East-West Power Co., Ltd. (the “Company”), related party transactions and the unstable economic conditions in the Republic of Korea and in the Asia Pacific region), appearing in the Annual Report on KEPCO’s Form 20-F for the year ended December 31, 2003.

Ahn Kwon & Co.

Seoul, Korea

June 30, 2003

E-22